December 1, 2006

FROM:

C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, director of investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON ACQUIRES INDIA-BASED FREIGHT FORWARDER

MINNEAPOLIS, December 1, 2006 -- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (Nasdaq: CHRW) announced today that it has acquired certain assets of Triune Freight Private Ltd. and Triune Logistics Private Ltd., collectively ("Triune"), a third party logistics provider based in India. Triune has approximately160 employees in 19 offices throughout India, and has annual gross revenues of approximately $11 million.

Triune has more than 600 customers and provides primarily air and ocean international forwarding along with customs clearance services. They also have a projects division focused on highly specialized movements and solutions. Like C.H. Robinson, Triune is non-asset based. Headquartered in Chennai, Triune was founded in 1999 and is privately held; terms of the acquisition were not disclosed.

"Further expansion of our international freight forwarding network is one of our core growth strategies, and Triune is an excellent introduction for us into one of the world's fastest-growing economies," said Jeff Scovill, C.H. Robinson vice president of international. "They are a great company with a driven, service-oriented team of people and a well-balanced mix of forwarding services and customers. With Triune on board we can offer full coverage from northern to southern India, and we have a key platform to develop the C.H. Robinson network further into Southeast Asia."

In addition to acquiring selected assets of Triune, C.H. Robinson has offered employment to all of its existing employees. T.J. Srinivasaraj, 36, the managing director of Triune, will continue with the company as C.H. Robinson's director of Indian subcontinent.

"We are very excited to be joining C.H. Robinson and its international freight forwarding network," said Srinivasaraj. "The transportation market in India is growing very quickly, and C.H. Robinson's global network of owned offices and financial strength will enable us to provide our customers with tailor-made global solutions through our expanded capabilities. The company cultures are very similar and we are happy to be joining hands as together we expand our presence in the international forwarding marketplace."

(more)

C.H. Robinson Acquires India-Based Freight Forwarder

December 1, 2006

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world, with 2005 gross revenues of $5.7 billion. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 20,500 customers through a network of over 210 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 40,000 carriers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the produce industry, including food safety and contamination issues; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

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